As Filed with the Securities and Exchange Commission on April 6, 2007
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ISORAY, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1458152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
350 Hills Street, Suite 106
Richland, WA 99354
(509) 375-1202
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Roger Girard, CEO
350 Hills Street, Suite 106
Richland, WA 99354
(509) 375-1202
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Stephen R. Boatwright, Esq.
Alicia M. Corbett, Esq.
Keller Rohrback, PLC
3101 North Central Avenue, Suite 1400
Phoenix, Arizona 85012
(602) 248-0088
Facsimile Number: (602) 248-2822

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-140246

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1) (4)	Amount of registration fee (5)

Common Stock ($0.001 par value) (2)
Warrants (3)

Total			$652,500	$70	(6)

(1)
Pursuant to General Instruction II.D of Form S-3, the table lists each class of securities being registered and the aggregate proceeds to be raised in the offering, but does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price. Any securities registered hereunder for the offering may be sold separately or as units with other securities registered hereunder for the offering. In no event will the aggregate offering price of all securities issued from time to time in the offering pursuant to this registration statement exceed $652,500, inclusive of any exercise price thereof. Pursuant to Rule 416(a) under the Securities Act, the shares being registered hereunder also include such indeterminate number of shares of our common stock as may be issued from time to time with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

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(2)
Subject to note 1 above, there is being registered hereunder an indeterminate number of shares of our common stock as may from time to time be sold hereunder. In addition, pursuant to Rule 457(i) under the Securities Act, the shares being registered hereunder include an indeterminate number of shares of our common stock as may be issued from time to time upon conversion, exercise or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of our common stock so issued upon conversion or exchange.

(3)	Subject to note 1 above, there is being registered hereunder an indeterminate number of shares of common stock issuable upon the exercise of warrants to purchase shares of our common stock.

(4)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(5)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(6)
The Registrant previously registered an aggregate $20,000,000 of its common stock and warrants on a Registration Statement on Form S-3 (File No. 333-140246), for which a filing fee of $2,140 was previously paid.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

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EXPLANATORY NOTE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, we are filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-3 (File No. 333-140246), which we filed on January 26, 2007, and which the SEC declared effective on February 15, 2007 (the “Prior Registration Statement”).

We are filing this registration statement for the sole purpose of increasing by $652,500, which represents less than 20% of the securities available for issuance under the Prior Registration Statement, the aggregate proposed maximum offering price of our common stock and warrants to be registered. The information set forth in the Prior Registration Statement and our related prospectus supplement is incorporated by reference in this filing.

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Exhibits.

Exhibit Number	Description

5.1	Opinion of Keller Rohrback, PLC

23.1	Consent of Keller Rohrback, PLC (included in its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of DeCoria, Maichel & Teague, P.S., independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richland, State of Washington, on April 3, 2007.

ISORAY, INC.

By:	/s/ Roger E. Girard
Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roger E. Girard	President, Chief Executive Officer and
Roger E. Girard	Chairman of the Board of Directors (Principal Executive Officer)	April 3, 2007

/s/ Jonathan Hunt	Chief Financial Officer	April 3, 2007
Jonathan Hunt	(Principal Financial and Accounting Officer)

/s/ Stephen R. Boatwright	Director	April 3, 2007
Stephen R. Boatwright

/s/ Thomas LaVoy	Director	April 3, 2007
Thomas LaVoy

/s/ Robert R. Kauffman	Director	April 3, 2007
Robert R. Kauffman

/s/ Dwight Babcock	Director	April 3, 2007
Dwight Babcock

/s/ Albert Smith	Director	April 3, 2007
Albert Smith

/s/ David J. Swanberg	Director	April 3, 2007
David J. Swanberg

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